Exhibit 99.1

NEWS RELEASE

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE

CONTACT: John Robison

(309) 693-5846
John_Robison@rlicorp.com
www.rlicorp.com

RLI reports record third quarter

PEORIA, ILLINOIS, October 16, 2007 — RLI Corp. (NYSE: RLI) – RLI Corp. reported third quarter 2007 net earnings of $61.5 million ($2.56 per share), compared to $30.4 million ($1.21 per share) from the same period last year. For the nine months ended September 30, 2007, net earnings were $143.9 million ($5.91 per share) compared to $79.0 million ($3.06 per share) for the same period last year.

	Third Quarter
Earnings Per Diluted Share	2007	2006
Net earnings	$2.56	$1.21
Operating earnings	$2.46	$1.14

Highlights for the quarter included:

•                  $59.1 million ($2.46 per share) operating earnings

•                  $48.5 million pretax ($1.31 per share) favorable development in prior years’ loss reserves, net of bonus and profit sharing-related expenses

•                  $22.2 million net operating cash flow

•                  50.6 combined ratio

•                  11.6% investment income growth

•                  Book value per share of $35.17, up 12.8% year to date

RLI Corp. President & CEO Jonathan E. Michael said, “The quarter was obviously impacted in a positive way by the reserve release. Even without this, the result was excellent, reflective of our unrelenting focus on underwriting. Like the rest of our industry, we’ve seen downward pressure on premiums. But our talented underwriters’ selectivity continues to produce underwriting profits and this quarter’s earnings are a solid result in today’s environment. We are very familiar with all marketplace conditions, and we know how to succeed in all of them.”

Operating earnings for the first nine months of 2007 were $128.7 million ($5.28 per share) versus $70.1 million ($2.72 per share) for the comparable period last year. Please refer to the table on Page 2 of this release for the quarterly and year-to-date impact of specific items.

Third quarter underwriting results

RLI achieved $66.4 million of underwriting income in the third quarter of 2007 on a 50.6 combined ratio, compared to $21.3 million of underwriting income on an 84.5 combined ratio in the third quarter of 2006.

Underwriting Income	Third Quarter
(in millions)	2007	2006
Casualty	$47.5	$18.7
Property	8.2	0.2
Surety	10.7	2.4
Total	$66.4	$21.3

	Third Quarter
Combined Ratio	2007	2006
Casualty	43.5	78.4
Property	76.0	99.5
Surety	32.8	83.8
Total	50.6	84.5

— more —

RLI reported year-to-date underwriting income of $131.1 million representing a 68.0 combined ratio versus $44.2 million underwriting income representing an 88.7 combined ratio for the same period last year.

Other income

Third quarter investment income grew 11.6% to $20.4 million. For the nine-month period ended September 30, 2007, investment income was $58.5 million, up 11.3% over the same period last year.

The investment portfolio’s total return for the quarter was 2.3%. The bond portfolio’s return was 2.5% and the equity portfolio, which includes common and preferred stock, had a return of 1.8%. For the nine-month period ending September 30, 2007, the portfolio’s total return was 4.8% based on a bond portfolio return of 4.1% and an equity portfolio return of 7.7%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $71.4 million for the quarter ($2.97 per share) versus $55.6 million ($2.21 per share) over the same period in 2006. Year-to-date comprehensive earnings were $139.4 million, or $5.72 per share, compared to $92.4 million ($3.58 per share) for the same period last year.

During the quarter, equity in earnings of unconsolidated investees was $2.0 million, all related to Maui Jim, Inc. (Maui Jim). The third quarter of 2006 reflected $4.7 million in income, which included $2.8 million related to Maui Jim and $1.9 million from Taylor Bean & Whitaker Mortgage Corp. (TBW). In the fourth quarter of 2006, RLI sold its equity interest in TBW. Year to date, equity in earnings of unconsolidated investees was $7.8 million, all related to Maui Jim. For the same period in 2006, the company reported $12.3 million of earnings from these entities, of which $8.3 million was related to Maui Jim and $4.0 million from TBW.

	Operating Earnings Per Share
	2007		2006
	3rd Qtr	9 mos.	3rd Qtr	9 mos.
Operating Earnings Per Share	$2.46	$5.28	$1.14	$2.72

Specific items included in operating earnings per share: (1) (2)
• Gain from favorable casualty prior years’ reserve development	$1.14	$1.96	$0.27	$0.32
• (Loss) on unfavorable property prior years’ reserve development	$(0.04)	$(0.01)	—	—
• Gain from favorable surety prior years’ reserve development	$0.21	$0.23	—	—
• Gain from favorable development from 2005 hurricanes	—	$0.01	$0.02	$0.08
• (Loss) on property construction coverage	—	—	$(0.02)	$(0.20)

(1)  Includes bonus and profit sharing-related impacts which affected other insurance and general corporate expenses.

(2)  Developments reflect revisions for previously estimated losses.

Other RLI news

In May 2007, RLI announced a new stock repurchase program for up to $100 million of RLI common stock. During the third quarter of 2007, we repurchased 547,100 shares at an average price of $58.52 ($32.0 million). Since this $100 million share buyback authorization, we have repurchased 787,100 shares for a total of $45.8 million.

The company paid a quarterly cash dividend of $0.22 per share on October 15, 2007, the same as the prior quarter, representing the company’s 125th consecutive quarterly dividend. The company’s dividend growth has averaged 19.6% annually over the last five years, and has averaged 13.9% annually over the last 10 years. The company has increased dividends for 32 straight years.

During the quarter, RLI was named to the Ward’s 50, a list of the insurance industry’s top performing companies, for the 17th consecutive year. RLI is one of only five property and casualty insurers to have been recognized for excellence among 2,700 property and casualty insurers every year since the list’s inception.

At 10 a.m. CDT, October 17, 2007, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com.

Operating earnings and earnings per share (EPS) from operations and other per share items are non-GAAP financial measures, and management believes that investors’ understanding of core operating performance is enhanced by RLI’s disclosure of these financial measures. Operating earnings and EPS from operations consist of net earnings reduced by net realized investment gains and taxes related to net realized gains. Definitions of these items may not be comparable to the definitions used by other companies. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. All earnings per share data are calculated using fully diluted shares. Combined ratio refers to a GAAP combined ratio.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting current expectations about the future performance of the company or its business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2006.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 25 office locations. The company’s talented associates have delivered underwriting profits in 26 of the last 30 years, including the last 11. RLI’s insurance subsidiaries – RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company – are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john_robison@rlicorp.com or visit our website at www.rlicorp.com.

RLI CORP.

2007 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Change	2007	2006	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$134,111	$138,245	-3.0%	$409,576	$391,499	4.6%
Net investment income	20,433	18,316	11.6%	58,500	52,580	11.3%
Net realized investment gains	3,822	2,822	35.4%	23,414	8,753	167.5%
Consolidated revenue	158,366	159,383	-0.6%	491,490	452,832	8.5%

Loss and settlement expenses	16,977	70,018	-75.8%	131,609	211,661	-37.8%
Policy acquisition costs	38,685	36,320	6.5%	115,276	106,126	8.6%
Other insurance expenses	12,082	10,573	14.3%	31,626	29,510	7.2%
Interest expense on debt	1,913	1,662	15.1%	4,968	5,054	-1.7%
General corporate expenses	3,401	1,898	79.2%	7,441	5,407	37.6%
Total expenses	73,058	120,471	-39.4%	290,920	357,758	-18.7%

Equity in earnings of unconsolidated investees	2,047	4,650	-56.0%	7,770	12,257	-36.6%

Earnings before income taxes	87,355	43,562	100.5%	208,340	107,331	94.1%
Income tax expense	25,816	13,184	95.8%	64,431	28,375	127.1%
Net Earnings	$61,539	$30,378	102.6%	$143,909	$78,956	82.3%
Other comprehensive earnings (loss), net of tax	9,861	25,231	-60.9%	(4,491)	13,437	-133.4%
Comprehensive earnings	$71,400	$55,609	28.4%	$139,418	$92,393	50.9%
Operating Earnings:(1)

Net Earnings	$61,539	$30,378	102.6%	$143,909	$78,956	82.3%
Less: Realized investment gains, net of tax	2,484	1,834	35.4%	15,219	5,689	167.5%
Tax benefit on IRS examination (2)	—	—	—	—	3,172	—
Operating earnings	$59,055	$28,544	106.9%	$128,690	$70,095	83.6%

Return on Equity:
Net earnings (trailing four quarters)				26.0%	14.0%
Comprehensive earnings (trailing four quarters)				26.6%	14.6%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000’s)	24,029	25,131		24,367	25,783

EPS from operations (1)	$2.46	$1.14	115.8%	$5.28	$2.72	94.1%
Realized gains, net of tax	0.10	0.07	42.9%	0.63	0.34	85.3%
Net earnings per share	$2.56	$1.21	111.6%	$5.91	$3.06	93.1%
Comprehensive earnings per share	$2.97	$2.21	34.4%	$5.72	$3.58	59.8%

Cash dividends per share	$0.22	$0.19	15.8%	$0.64	$0.55	16.4%

Net Cash Flow from Operations	$22,181	$74,268	-70.1%	$111,228	$142,765	-22.1%

(1) See discussion of use of non-GAAP financial measures on page 3.

(2) During the second quarter of 2006, the Internal Revenue Service (IRS) concluded an examination of the company’s tax years 2000 through 2004. As a result of the conclusion of this exam, our second quarter income tax expense includes a positive impact of $3.2 million, resulting from the change in estimate for a tax exposure item relating to the sale of assets. This impact is excluded from operating earnings and EPS from operations.

	September 30,	December 31,
	2007	2006	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income and short-term investments	$1,511,593	$1,460,046	3.5%
(amortized cost - $1,517,003 at 9/30/07)
(amortized cost - $1,465,660 at 12/31/06)
Equity securities	370,379	368,195	0.6%
(cost - $209,388 at 9/30/07)
(cost - $201,443 at 12/31/06)
Preferred stock	39,260	—	—
(cost - $41,744 at 9/30/07)
Total investments	1,921,232	1,828,241	5.1%

Premiums and reinsurance balances receivable	103,248	126,021	-18.1%
Ceded unearned premiums	75,556	97,596	-22.6%
Reinsurance recoverable on unpaid losses	520,716	525,671	-0.9%
Deferred acquisition costs	82,010	73,817	11.1%
Property and equipment	18,838	20,590	-8.5%
Investment in unconsolidated investees	38,538	36,667	5.1%
Goodwill	26,214	26,214	—
Other assets	25,896	36,479	-29.0%
Total assets	$2,812,248	$2,771,296	1.5%

Unpaid losses and settlement expenses	1,291,133	1,318,777	-2.1%
Unearned premiums	373,400	387,811	-3.7%
Reinsurance balances payable	68,364	85,046	-19.6%
Short-term debt	52,644	—	—
Long-term debt - bonds payable	100,000	100,000	—
Income taxes - deferred	28,806	27,069	6.4%
Other liabilities	77,725	96,073	-19.1%
Total liabilities	1,992,072	2,014,776	-1.1%
Shareholders’ equity	820,176	756,520	8.4%
Total liabilities & shareholders’ equity	$2,812,248	$2,771,296	1.5%

OTHER DATA
Common shares outstanding (in 000’s)	23,320	24,273
Book Value per share	$35.17	$31.17	12.8%
Closing stock price per share	$56.72	$56.42	0.5%
Statutory Surplus	$766,407	$746,905	2.6%

RLI CORP.

2007 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

		GAAP		GAAP		GAAP		GAAP
Three Months Ended September 30,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2007

Gross premiums written	$114,279		$55,551		$18,488		$188,318
Net premiums written	84,406		39,173		17,323		140,902
Net premiums earned	84,252		34,013		15,846		134,111
Net loss & settlement expenses	8,618	10.2%	13,373	39.3%	(5,014)	-31.6%	16,977	12.7%
Net operating expenses	28,079	33.3%	12,482	36.7%	10,206	64.4%	50,767	37.9%
Underwriting income	$47,555	43.5%	$8,158	76.0%	$10,654	32.8%	$66,367	50.6%

2006
Gross premiums written	$128,610		$65,102		$18,302		$212,014
Net premiums written	87,349		43,468		17,302		148,119
Net premiums earned	86,657		36,591		14,997		138,245
Net loss & settlement expenses	43,188	49.8%	23,665	64.7%	3,165	21.1%	70,018	50.6%
Net operating expenses	24,758	28.6%	12,732	34.8%	9,403	62.7%	46,893	33.9%
Underwriting income	$18,711	78.4%	$194	99.5%	$2,429	83.8%	$21,334	84.5%

		GAAP		GAAP		GAAP		GAAP
Nine Months Ended September 30,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2007

Gross premiums written	$352,886		$163,959		$54,880		$571,725
Net premiums written	255,212		110,665		51,330		417,207
Net premiums earned	260,051		103,108		46,417		409,576
Net loss & settlement expenses	88,101	33.9%	45,322	44.0%	(1,814)	-3.9%	131,609	32.1%
Net operating expenses	80,510	31.0%	36,888	35.8%	29,504	63.6%	146,902	35.9%
Underwriting income	$91,440	64.9%	$20,898	79.8%	$18,727	59.7%	$131,065	68.0%

2006
Gross premiums written	$378,704		$185,197		$51,956		$615,857
Net premiums written	262,993		117,859		49,108		429,960
Net premiums earned	259,738		87,583		44,178		391,499
Net loss & settlement expenses	151,579	58.4%	50,132	57.2%	9,950	22.5%	211,661	54.1%
Net operating expenses	73,927	28.5%	33,953	38.8%	27,756	62.8%	135,636	34.6%
Underwriting income	$34,232	86.9%	$3,498	96.0%	$6,472	85.3%	$44,202	88.7%